Exhibit 99.1

Sipex to File Restated Financial Results for FY2003 and Financial Results for FY2004 and 2005

Tuesday August 15, 6:39 pm ET

MILPITAS, Calif., Aug. 15 /PRNewswire-FirstCall/ — Sipex Corporation (OTC: SIPX.PK — News) today announced that the Annual Report on Form 10-K for 2004 (including the restated 2003 financial statements) and Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for 2005 are expected to be filed shortly.

“During our May 30, 2006 conference call, we made a commitment to stockholders to have our 2003, 2004 and 2005 financials on file by August 15, 2006. We have missed that commitment,” stated Ralph Schmitt, CEO of Sipex Corporation. “In an effort to establish transparency and frank dialogue, we are issuing this press release to communicate the status to stockholders.”

“Our belief is that we are days away from filing these reports with the Securities and Exchange Commission. The documents are currently in review. We are also planning to separately release the results and file the 10-Qs for Q1 and Q2 2006 in the coming weeks. A conference call will then be scheduled to review all the financials that will bring the Company up to date.”

About Sipex Corporation

Sipex Corporation is an analog semiconductor company that addresses standard linear and application specific standard products (ASSP) for customer systems that are primarily targeted at the consumer, networking and industrial markets. The products are categorized into three synergistic areas of power management, interface and optical storage. Sipex is a global company with operations in Asia, Europe and North America. It is the mission of the company to create innovative analog products that enable customers to produce differentiated products. For more information about Sipex, visit www.sipex.com.

Safe Harbor

This press release contains forward-looking statements. Statements regarding the Company’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to significant risks and uncertainties. In particular, the forward-looking statements include the statements regarding Sipex’s intention to file its Annual Reports on Form 10-K for 2004 and 2005 and its Quarterly Reports on Form 10-Q for 2005 within the next several days, and its intention to file its Quarterly Reports on Form 10-Q for 2006 within the next several weeks. These statements are predictions and involve risks and uncertainties, such that actual results may differ significantly. These risks include, but are not limited to, the risk that due to unforeseen issues in the preparation of our annual and quarterly reports we may be unable to file these reports on the anticipated timeline. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For additional information, contact:

Clyde Ray Wallin, Chief Financial Officer

Tel: 408-934-7500

Fax: 408-935-7678

Email: RWallin@sipex.com